Exhibit 10.1

PORTIONS OF THIS AGREEMENT HAVE BEEN OMITTED, AS INDICATED BY :::

Via Email: amit@::: <mailto:amit@:::>

May 8, 2024

Amit Singh

:::

Re: Offer of Employment

Dear Amit:

This letter (“Offer Letter”) confirms that, subject to the terms of this Offer Letter, effective as of May 1, 2024 (“Effective Date”), you will transition from your current role with SolarWindow Technologies, Inc. (“Company”) into the full-time role as the Company’s President and Chief Executive Officer. The Offer Letter confirms the terms and conditions of your employment in that role. Except as set forth in Section 14.2 below, the terms set forth in this Offer Letter shall supersede and replace, in their entirety, all existing terms of any agreements, written or oral, between you and the Company relating to your engagement by the Company as a consultant or employee, shall be deemed terminated as of the Effective Date. In this Offer Letter you and the Company are sometimes referred to individually as a “Party” and collectively, as the “Parties.”

1.       Position; Responsibilities. As of the Effective Date you will be employed as the Company’s President and Chief Executive Officer. You will report to the Company’s Board of Directors (the “Board”) and keep the Board fully informed with respect to ongoing material issues affecting the Company’s operations, shareholder value, and reputation. During the term of your employment, you shall do and perform all services, acts, or things necessary or advisable to discharge your duties hereunder, and such other duties as are commonly performed by an employee of your rank in a publicly traded corporation or which may, from time to time, be prescribed by the Board.

2.       Devotion of Entire Time to the Business of Company.

2.1       You agree to devote your entire time and best efforts to the performance of your duties as the President and Chief Executive Officer of the Company (except for permitted vacation periods and reasonable periods of illness or other incapacity), and you shall not, directly or indirectly, engage or participate in any other employment or occupation, or in any activities which individually of in the aggregate may conflict with your duties or the best interests of the Company. Notwithstanding the foregoing, nothing herein shall preclude the Executive from: (i) serving, with the prior written consent of the Board, which consent may be withheld for any reason or no reason in the sole discretion of the Company’s Board, as a member of the board of directors or as an advisor (or their equivalents in the case of a non-corporate entity) of an entity (each an “Outside Service Capacity” and collectively, “Outside Service Capacities”), and in addition may initially serve in the Outside Service Capacities for the entities set forth on Exhibit 2 to this Offer Letter and (ii) engaging in charitable activities and community affairs. The Board expressly reserves the right to withhold its consent to additional Outside Service Capacities following the Effective Date, and, in the event of an identified conflict of interest with respect to your duties and obligations to the Company, to withdraw its consent to (i) the Outside Service Capacities set forth on Exhibit 2 to this Offer Letter in the Board’s reasonable discretion and (ii) any other Outside Service Capacity approved by the Board following the Effective Date, in the Board’s sole discretion.

2.2       In performing your duties as the Company’s President and Chief Executive Officer you shall comply with the Company’s policies and rules and standards of conduct, as they may be in effect from time to time during your employment, including but not limited to the Company’s Code of Conduct and insider Trading Policy, each as updated from time to time.

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3.       At-Will Employment Relationship.

3.1       Your employment relationship with the Company is at-will. This means that you do not have a contract of employment for any duration or limit the grounds for your termination in any way. Accordingly, either you or the Company may terminate this Offer Letter by providing written notice of such termination to the other Party (a “Termination Notice”) in the manner described in this Offer Letter. This Offer Letter shall terminate on the sixtieth (60th) day following the date of the Termination Notice (the “Outside Termination Date”). The Company, in its sole discretion, may accelerate (the “Acceleration Right”) the termination date of your employment relationship to a date that is prior to the Outside Termination Date (as so accelerated, the “Accelerated Termination Date”); provided, however, should the Company elect to the exercise the Acceleration Right, in its Termination Notice to you or by written notice to you following its receipt of your Termination Notice to the Company, the Company shall nevertheless be obligated to pay you your prorated salary for the period between the Accelerated Termination Date and the Outside Termination Date (the “Accelerated Termination Payment”). The actual termination date of your relationship, whether the Outside Termination Date or the Accelerated Termination Date, is referred to in this Offer Letter as the “Employment Termination Date.” Upon the termination of your employment, and to the extent requested in writing by the Company, you agree to resign from all positions you may hold with the Company or any of its affiliated entities at such time, including as a member of the Board, if applicable.

3.2       Although your job duties, title, compensation, and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and an officer of the Company specifically authorized by the Board to sign such agreement or by an authorized Board member.

3.3       If your employment terminates for any reason, the Company will provide you with (i) your unpaid Base Salary through the Employment Termination Date; (ii) all of your accrued, but unused paid time off time if required by law or Company policy; (iii) any unpaid expense reimbursements accrued by you as of the date of termination, (the “Accrued Obligations”). After payment of the Accrued Obligations the Company shall have no further payment obligations hereunder.

4.       Location. The Company shall permit work remotely, subject to customary travel as reasonably required by the Company and necessary to perform your job duties; and provided further that you provide appropriate security to ensure that the Company’s records, documents, Confidential Information, and equipment are properly protected.

5.       Salary. Your annual base salary will be $240,000 (“Salary”), which will be payable in accordance with the Company’s normal payroll practices, subject to applicable withholdings. Your Salary will be subject to review and adjustment from time to time by the Board or, if applicable, a Compensation Committee thereof, in its sole discretion.

6.       Stock Option Award:

6.1       You will be eligible to receive equity awards of stock options or other equity awards (collectively, “Equity Awards”) pursuant to any plans or other arrangements the Company may have in place from time to time. The Board will determine in its sole discretion whether you will be granted any such Equity Awards and the terms of any such award in accordance with the terms of any applicable plan or other arrangement that may be in effect from time to time. As of the Effective Date, subject to your execution and delivery of the Stock Option Agreement (as defined below) you will receive a non-plan, non-statutory stock option to purchase (the “Stock Option”) up to 500,000 shares of the Company’s common stock (the “Option Shares”).

6.2       The Stock Option will be subject to your execution of the Stock Option Agreement and the terms and conditions of the standard forms of award agreements used by the Company with respect to such awards (collectively, the “Stock Option Agreement”). The Stock Option shall vest as to fifty percent (50%) of the Option Shares on the date of grant as set forth in the Stock Option Agreement (the “Date of Grant”) and as to the balance of the Option Shares on the first-year anniversary of the Date of Grant. The Stock Option shall have an exercise price per Option Share equal to the closing price of the Company’s common stock on the trading immediately preceding the Date of Grant. The Stock Option shall expire 5 years after the Date of Grant, or such earlier date following termination of your employment, as may be provided in the Stock Option Agreement. The Stock Option Agreement shall contain such other terms and conditions as are customarily included in such agreements.

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7.       Employee Benefits.

7.1       You will be eligible, but not obligated, to participate in the benefit plans and programs established by the Company for its employees from time to time, including the Company’s paid-time-off policy, subject to applicable terms and conditions. The Company reserves the right to modify, amend, suspend, or terminate the benefit plans, programs, arrangements, and policies it offers to its employees at any time.

7.2       In addition to Company approved paid Federal Holidays, you shall be entitled to take up to twenty (20) Business Days of vacation each calendar year; the maximum number of vacation days shall be prorated for any portion of the term of employment that is less than a full calendar year. Vacation will accrue on the anniversary of the Effective Date of each year during the term of employment. The Company believes that it is in the Company’s interest that you utilize the maximum number of vacation days that you may be entitled to in any calendar year. may carry over vacation or PTO from prior, current, or future years into the next year for any untaken vacation; Any PTO shall be taken at the reasonable and mutual convenience of the Company and you. Accordingly, you may not carry over unused vacation from one calendar year to the next, except that with the consent of the Board you may carry over up to ten (10) days into the following year provided that the total number of carried over vacation days never exceeds ten (10) in any calendar year, and (subject to applicable law) you will not be paid for unused accrued vacation following the Employment Termination Date nor will vacation days continue to accrue following delivery of a Termination Notice. For purposes of this Offer Letter “Business Day” means (a) any day other than a Saturday, Sunday, or a Federal Holiday.

8.       Business Expenses. The Company will reimburse you for reasonable travel, entertainment or other expenses incurred by you in furtherance or in connection with the performance of your duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time, following submission by you of appropriated receipts reflecting such expense.

9.       Confidential Information and Inventions Agreement; Protection of Third-Party Information.

9.1       As the Company’s President and Chief Executive Officer, you will have full access to the Company confidential and proprietary information and you may, during your employment, develop certain information or inventions which will be the property of the Company. To protect the interests of the Company, you will need to sign and comply with the Company’s standard Employee Proprietary Information and Inventions Agreement (the “CIIA”) as a condition of your employment. The CIIA is enclosed with and attached to this Offer Letter. Notwithstanding anything to the contrary in this Offer Letter or in the Confidentiality Agreement, Confidential Information shall not include your business contacts prior to your engagement by the Company pursuant to the Consulting Agreement, whether in paper or electronic form (your “Rolodex”); provided, however that the contents of the Rolodex does not contain proprietary information developed during your employment with the Company or otherwise belonging to the Company. The CIIA shall survive the termination of your employment.

9.2       In your work for the Company, you will be expected not to make any unauthorized use or disclosure of any confidential or proprietary information, including trade secrets, of any former employer or other third party to whom you have contractual obligations to protect such information. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You represent that you can perform your job duties within these guidelines, and you are not in unauthorized possession of any unpublished documents, materials, electronically recorded information, or other property belonging to any former employer or other third party to whom you have a contractual obligation to protect such property. In addition, you represent and warrant that your employment by the Company will not conflict with any prior employment or consulting agreement or other agreement with any third party, that you will perform your duties to the Company without violating any such agreement(s), and that you have disclosed to the Company in writing any contract you have signed that may restrict your activities on behalf of the Company.

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10.     Protected Activities.

10.1    Nothing in this Offer Letter or any other agreement you may have with the Company shall prohibit or restrict you from (i) voluntarily communicating with an attorney retained by you, (ii) voluntarily communicating with or testifying before any law enforcement or government agency, including the Securities and Exchange Commission (“SEC”), the California Securities Regulation Division, the California Civil Rights Division, or any other federal, state or local commission on human rights, or any self-regulatory organization, or otherwise initiating, assisting with, or participating in any manner with an investigation conducted by such government agency, in each case, regarding possible violations of law and without advance notice to the Company, (iii) recovering a SEC whistleblower award as provided under Section 21F of the Securities Exchange Act of 1934, (iv) disclosing any information (including, without limitation, confidential information) to a court or other administrative or legislative body in response to any subpoena provided that you first promptly notify (to the extent legally permissible) the Company and, with respect to any subpoena on behalf of any non-governmental person or entity, use commercially reasonable efforts to cooperate with any effort by the Company to seek to challenge the subpoena on behalf of any non-governmental person or entity or obtain a protective order limiting its disclosure, or other appropriate remedy, (v) filing or disclosing any facts necessary to receive unemployment insurance, Medicaid or other public benefits to which you are entitled, (vi) engaging in communications or activities protected by Section 7 of the National Labor Relations Act, or (vii) disclosing the underlying facts or circumstances relating to claims of discrimination, retaliation or harassment against the Company.

10.2    Additionally, you are hereby notified, in accordance with the Defend Trade Secrets Act of 2016, 18 U.S.C. § 1833(b), that you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret of the Company that (x) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to your attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (y) in a complaint or other document filed under seal in a lawsuit or other proceeding. If you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret information to your attorney and use the trade secret information in the court proceeding, if you (A) file any document containing the trade secret under seal and (B) do not disclose the trade secret except pursuant to court order. The communications, statements, and activities permitted under this Section are referred to collectively as “Protected Activities.”

11.     Non-disparagement. Without limiting the Protected Activities, and to the fullest extent permitted by law, from and after the Employment Termination Date to the greatest extent permitted under applicable law and except as otherwise provided herein, you agree now, and after your employment with the Company. terminates for any reason not to, directly or indirectly, disparage or induce others to disparage the Company its business activities, or any of its directors, managers, officers, employees, affiliates, agents, or representatives (collectively, the “Related Parties”). For the purpose of this agreement, “disparage” includes, without limitation, making comments or statements online, or to any person or entity that would adversely affect in any manner (a) the conduct of the business of the Company or any of its Related Parties (including, but not limited to, any business plans or prospects) or (b) the reputation of the Company or any of the Related Parties.

12.     Return of Company Property. Except as otherwise set forth in this Section, upon the termination of your employment for any reason, on or before the Employment Termination Date you shall return to the Company all Company documents (and all copies thereof) and other Company property within your possession, custody or control, including, but not limited to, Company files, notes, financial and operational information, customer lists and contact information, product and services information, research and development information, drawings, records, plans, forecasts, reports, payroll information, spreadsheets, studies, analyses, compilations of data, proposals, agreements, sales and marketing information, personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, facsimile machines, mobile telephones, tablets, handheld devices, and servers), credit cards, entry cards, identification badges and keys, and any materials of any kind which contain or embody any proprietary or confidential information of the Company, and all reproductions thereof in whole or in part and in any medium. You further agree that you will conduct a diligent search to locate any such documents, property and information and return them to the Company within the timeframe provided above. In addition, if you have used any personally-owned computer, server, or e-mail system to receive, store, review, prepare or transmit any confidential or proprietary data, materials or information of the Company, then no later than the Employment Termination Date you shall provide the Company with a computer-useable copy of such information and permanently delete and expunge such confidential or proprietary information from those systems without retaining any reproductions (in whole or in part); and you agree to provide the Company access to your system, as requested, to verify that the necessary copying and deletion is done. If requested, you shall deliver to the Company a signed statement certifying compliance with this Section. Notwithstanding anything to the contrary herein or in the CIIA, you shall be entitled to keep copies of your Rolodex and documents relating to your compensation and the terms of your engagement or employment with the Company as set forth in Section 9.1.

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13.     Cooperation. Following termination of your employment for any reason, you shall reasonably cooperate with, assist, and provide information to the Company and its respective affiliates concerning any matters about which you have knowledge because of your prior employment with the Company or their respective affiliates or your prior involvement as an officer or director of the Company and/or any of its affiliates. Your agreement to cooperate with, assist and/or provide information to the Company and their respective affiliates includes, if necessary, assistance by you in any litigation matters. Such assistance and cooperation will be scheduled at times and locations personally convenient for you and not inconsistent with the responsibilities you may have with subsequent employment or rendering of services, except where such scheduling is unreasonable or impracticable (giving equal weight to the needs of both parties) under all the circumstances. You shall be reimbursed for any reasonable, out-of-pocket expenses incurred by you in connection with your assistance under this Section.

14.     Miscellaneous.

14.1   Assignment of Rights and Obligations. This Offer Letter may not be modified except in writing, signed by you and by a duly authorized officer or director of the Company. This Offer Letter and all your rights and obligations hereunder are personal to you and may not be transferred or assigned by you at any time. The Company may assign its rights under this Offer letter to any subsidiary or affiliate of the Company or entity that assumes the Company’s obligations hereunder in connection with any sale or transfer to such entity of all or a substantial portion of the Company’s assets.

14.2     Entire Agreement; Amendment. This Offer Letter, together with the CIIA and, constitute the entire agreement between you and the Company regarding the material terms and conditions of your employment, and they supersede and replace all prior negotiations, representations, or agreements between you and the Company regarding such subject matter. Any term, condition, or provision in this Offer Letter to the contrary notwithstanding, this Offer Letter does not, and shall not be deemed to, terminate, mitigate, or supersede the surviving terms, conditions, and provisions of each of the Consulting Agreement by and among the Damaak Group LLC. (“Damaak”), you and the Company dated as of July 28, 2020, and effective as of July 1, 2020, and the Confidential Information and Invention Assignment Agreement by and among Damaak, you and the Company dated as of July 28, 2020, and effective as of July 1, 2020.

14.3     Severability; Waiver.

14.3.1 Severability. In the event that a court of competent jurisdiction shall determine that any provision of this Offer Letter or the application thereof is unenforceable in whole or in part because of the scope thereof, you and the Company agree that said court in making such determination shall have the power to reduce the scope of such provision to the extent necessary to make it enforceable, and that the Letter Agreement in its reduced form shall be valid and enforceable to the full extent permitted by law. The provisions of this Letter Agreement are severable and the invalidity of any one or more provisions shall not affect the validity of any other provision.

14.3.2 Waiver. Failure to enforce any of the provisions of this Offer Letter will not constitute a waiver. No waiver under this Offer Letter shall be effective unless in writing signed by the waiving party.

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14.4       Counterparts and Electronic Signature. This Offer Letter may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. This Offer Letter or any counterpart may be exchanged electronically or stored electronically as a photocopy (such as in .pdf format). The parties agree such electronically exchanged or stored copies will be enforceable as original documents and consent to the use of electronic and/or digital signatures for the execution of this Offer Letter and further agree that the use of electronic and/or digital signatures will be binding, enforceable and admissible into evidence in any dispute regarding this Offer Letter.

14.5      Acknowledgment. You acknowledge that you have (i) had the opportunity to discuss this Offer Letter with and obtain advice from your personal attorney regarding its subject matter, (ii) have had sufficient time to, and has carefully read and fully understood all the provisions of this Offer Letter, and (iii) have knowingly and voluntarily executed this Offer Letter.

14.6       Indemnification. You will be entitled to indemnification to the maximum extent permitted by applicable law and the Company’s Bylaws with terms no less favorable than provided to any other Company executive officer or director and subject to the terms of any separate written indemnification agreement. You also shall be included as a covered officer in any officer and director policy maintained by the Company.

14.7      Recoupment Policy (Clawbacks). As an executive officer, the Company’s recoupment policy will apply to you, as it may be in effect and/or amended from time to time. Under the current policy, subject to the discretion and approval of the Board, will, to the extent permitted by governing law, in all appropriate cases as determined by the Board, require reimbursement and/or cancellation of any bonus or other incentive compensation, including time-vesting and performance-vesting stock-based compensation (“covered compensation”), awarded to a Section 16 executive officer or to the head of any Company brand (each, a “covered officer”), where either (i) all of the following factors are present: (a) the award or the vesting of the award was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement; (b) in the Board's view, the covered officer was grossly negligent or engaged in fraud or intentional misconduct that was a substantial contributing cause to the need for the restatement; and (c) a lower award would have been made to the covered officer, or a lesser amount would have vested, based upon the restated financial results, or (ii) with respect to covered compensation awarded or vested after the applicable crime, neglect, breach or act or omission described below, the covered officer: (1) was indicted or convicted of, or admitted to, any crimes involving theft, fraud or moral turpitude; (2) engaged in gross neglect of duties, including willfully failing or refusing to implement or follow direction of the Company; (3) materially breached the Company’s policies and procedures, including but not limited to the its Code of Ethics ; or (4) acted or failed to act in a negligent or intentional manner that resulted in material financial, reputational or other harm to the Company and its affiliates and subsidiaries.

14.8         IRC Section 409A. To the extent applicable, this Offer Letter shall be interpreted in accordance with IRC Section 409A, and Department of Treasury regulations and other interpretative guidance issued thereunder, including without limitation any such regulations or other such guidance that may be issued after the date of this agreement (collectively, “Section 409A”). For purposes of applying the provisions of Section 409A to this Agreement, each separately identified amount to which you are entitled under this Offer Letter shall be treated as a separate payment. In addition, to the extent permissible under Section 409A, any series of installment payments under this agreement shall be treated as a right to a series of separate payments. Whenever a payment under this Offer Letter specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company. The provisions of this Section shall be in addition to (and not limitation of) any other provisions contained herein addressing Section 409A. For the avoidance of doubt, any taxes and/or interest and penalties imposed on you under Section 409A are solely your responsibility.

14.9       Notice. Any notice or other communication under this Offer Letter given by either party to the other shall be deemed to be properly given if given in writing and delivered by: (i) nationally recognized private courier (ii) email directed at each signatory’s email address as set forth in its signature block below, or (iii) mail (return receipt requested), properly addressed and stamped with the required postage, to the other Party at the address set forth below:

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If to you:	Amit Singh ::: Email: amit@:::

If to the Company:	SolarWindow Technologies, Inc. 9375 E. Shea Blvd. Suite 107-B Scottsdale Arizona 85260 Attention: Justin Frere, Interim CFO Email: justin@solarwindow.com

Any Party may from time to time change its email or address by giving the other Parties notice of the change in accordance with this Section.

14.10     Construction and Interpretation.

14.10.1 The Parties acknowledge that they have participated jointly in the negotiation and drafting of this Offer Letter and each has had the opportunity to be represented by counsel of its or his choosing and, in the event of an ambiguity or question of intent or interpretation arises, this Offer Letter will be construed as if drafted jointly by such Parties and no presumption or burden of proof will arise favoring or disfavoring any Party due to the authorship of any provision of this Agreement.

14.10.2 The headings contained in this Offer Letter are for reference purposes only and shall not affect in any way the meaning or interpretation of this Offer Letter. For all purposes of this Offer Letter: (i) all references in this Offer Letter to designated “Sections”, “Schedules”, “Exhibits,” if any, and other subdivisions are to the designated Sections, Schedules, Exhibits and other subdivisions of the body of this Offer Letter unless otherwise indicated; (ii) the words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Offer Letter as a whole and not to any particular Section or other subdivision; (iii) “or” is not exclusive; (iv) “including” and “includes” will be deemed to be followed by “but not limited to” and “but is not limited to”, respectively; (v) any definition of, or reference to, any law, agreement, instrument or other document herein will be construed as referring to such law, agreement, instrument or other document as from time to time amended, supplemented or otherwise modified; (v) any definition of, or reference to, any statute will be construed as referring also to any rules and regulations promulgated thereunder. All pronouns shall be deemed to refer to the masculine, feminine, neuter, singular, or plural, as the identity of the Party or Parties or their personal representatives, successors and assigns may require. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

14.11     Governing Law. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of California, without giving effect to the principles of conflicts of law that may result in the application of the laws of any jurisdiction other than the State of California. I hereby expressly consent to the personal and exclusive jurisdiction and venue of the state and federal courts located in Los Angeles, California.

We are all delighted to be able to extend you this offer and look forward to working with you. This offer expires on May 20, 2024. To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me, along with a signed and dated original copy of the Confidentiality Information and Invention Assignment Agreement on or before May 19, 2024.

Sincerely,

SolarWindow Technologies, Inc.

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By: ________________________________

Name: Justin Frere

Title: Interim Chief Financial Officer

ACCEPTED AND AGREED:

Amit Singh

____________________________________                 Signature Date: _______________________

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Annex A

Confidential Information and Invention Assignment Agreement

[DELIVERED AS A SEPARATE DOCUMENT ALONG WITH THE OFFER LETTER]

Exhibit 2.2

List of Outside Activities

Managing Partner - Obsidian Fund

Technology evaluation, funding, and commercialization

Managing Member - 2017 Damaak Group

Consulting services

Managing Member - 2014 Suraksha Funds

Value investing

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